         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
              EXCHANGE ACT OF 1934 (AMENDMENT NO. ___________)

   Filed by the Registrant:     /X/
   Filed by a party other than the Registrant:     / /

   Check the appropriate box:

   / / Preliminary Proxy Statement            / /  Confidential for Use of the
   /X/ Definitive Proxy Statement                  Commission Only (as permitted
   / / Definitive Additional Materials             by Rule 14a-6(e)(2))
   / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Davox Corporation
  ------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
       or Item 22(a)(2) of Schedule 14A.

   / / $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

   / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1)     Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
   (2)     Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
   (4)     Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
   (5)     Total fee paid:

--------------------------------------------------------------------------------

   / / Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
   / / Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)     Amount Previously Paid:

--------------------------------------------------------------------------------
   (2)     Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
   (3)     Filing Party:

--------------------------------------------------------------------------------
   (4)     Date Filed:

--------------------------------------------------------------------------------

                              DAVOX CORPORATION

                           6 TECHNOLOGY PARK DRIVE
                        WESTFORD, MASSACHUSETTS 01886

                          NOTICE OF ANNUAL MEETING
                               OF STOCKHOLDERS

                               APRIL 18, 1996

TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Davox Corporation, a Delaware corporation (the "Company"), will be held on Thursday, April 18, 1996 at 10:00 a.m. local time at the offices of the Company, 6 Technology Park Drive, Westford, Massachusetts, for the following purposes:

         1. To fix the number of directors constituting the Board of Directors at four and to elect a Board of Directors for the ensuing year.

         2. To consider and act on a proposal to amend the 1986 Stock Plan ("1986 Plan").

         3. To ratify the selection of the firm of Arthur Andersen, LLP as auditors for the fiscal year ending December 31, 1996.

         4. To transact such other business as may properly come before the meeting and any adjournments thereof.

         Only stockholders of record at the close of business on March 8, 1996 are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                           By Order of the Board of Directors



                                           Timothy C. Maguire,
                                           SECRETARY

Boston, Massachusetts
March 15, 1996


         WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

                              DAVOX CORPORATION
                           6 TECHNOLOGY PARK DRIVE
                        WESTFORD, MASSACHUSETTS 01886

                       -------------------------------

                               PROXY STATEMENT

                       -------------------------------

                               MARCH 15, 1996

         Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Davox Corporation (the "Company" or "Davox") for use at the Annual Meeting of Stockholders to be held on April 18, 1996 at 10:00 a.m. local time at the offices of the Company, 6 Technology Park Drive, Westford, Massachusetts 01886.

         Only stockholders of record as of March 8, 1996 (the "Record Date") will be entitled to vote at the meeting and any adjournments thereof. As of that date, 6,931,687 shares of Common Stock, $.10 par value, of the Company were issued and outstanding. Each share of Common Stock outstanding as of the Record Date will be entitled to one vote and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at any time before it is exercised or by delivering a later executed proxy to the Secretary of the Company at any time before the original proxy is exercised.

         An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1995, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about March 15, 1996.

         The persons named as attorneys in the proxies are directors and/or officers of the Company. All properly executed proxies returned in time to be counted at the meeting will be voted as stated below under "Election of Directors." Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. In addition to the election of directors, the stockholders will consider and vote upon a proposal to approve an amendment to the Company's 1986 Stock Plan (the "1986 Plan") and a proposal to ratify the selection of auditors, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

         The representation in person or by proxy of at least a majority of all shares of Common Stock issued, outstanding and entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, as well as abstentions and broker "non-votes" with respect to all other matters being submitted to stockholders, are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

         The election of directors by the stockholders shall be determined by a plurality of the votes cast by stockholders entitled to vote. Votes may be cast in favor of or withheld from each nominee. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on each such matter is required for approval. Abstentions and broker "non-votes" will have the practical effect of voting against each such matter since they are included in the number of shares present and voting on each such matter.

         The Board of Directors of the Company knows of no other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

                    MANAGEMENT AND PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of March 8, 1996 (except as noted below), certain information regarding the ownership of shares of the Company's
Common Stock by (i) each person who, to the knowledge of the Company, owned beneficially more than 5% of the shares of Common Stock of the Company outstanding at such date, (ii) each Director and nominee of the Company, (iii) each Named Officer (as defined below) and (iv) all Directors, nominees and Executive Officers as a group:

Name and Address of                            Amount and Nature of
Beneficial Owner                             Beneficial Ownership (1)    Percent of Class
----------------                             ------------------------    ----------------
Entities and individuals associated with         1,814,328 (2)                 26.2%
Gilder, Gagnon, Howe & Co.
1775 Broadway
New York, NY 10019

Entities and individuals associated with         1,670,959 (3)                 24.1%
MK Global Ventures
2471 East Bayshore Road, Suite 520
Palo Alto, CA  94303

Entities and individuals associated with           628,610 (4)                  9.0%
Pioneer III, L.P. and Pioneer IV, L.P.
224 East 49th Street
New York, NY  10017

Alphonse M. Lucchese                               194,284 (5)                  2.7%

Michael D. Kaufman                               1,670,959 (3)                 24.1%

R. Scott Asen                                      628,610 (4)                  9.0%

Walter J. Levison                                   10,000 (6)                    *

John E. Cambray                                     27,815 (7)                    *

John J. Connolly                                    32,435 (8)                    *

James F. Mitchell                                   87,074 (9)                  1.2%

                                      2


Douglas W. Smith                                    38,922 (10)                   *

All Directors, Nominees and Executive            2,773,195 (11)                37.4%
Officers as a group (11 Persons)

* Less than 1.0%

------------------------------

(1) Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to the shares. Includes all shares which the named person has the right to acquire within 60 days following March 8, 1996.

(2) Includes the following shares as to which Gilder, Gagnon, Howe & Co. disclaims beneficial ownership: (i) 929,817 shares held in customer accounts over which one or another of its partners or employees may have discretion to purchase or dispose of but over which Gilder, Gagnon, Howe & Co. does not have discretion; (ii) 868,161 shares held in accounts owned by its partners and by its partners' families and controlled by its partners; and (iii) 16,350 shares held in the account of its firm profit sharing plan controlled by certain of its partners. Share ownership is as of December 31, 1995.

(3) Includes 717,847 shares held by MK Global Ventures, 533,333 shares held by MK GVD Fund and 248,880 shares held by MK GVS Fund, all of such shares as to which Michael D. Kaufman, a Director of the Company, disclaims beneficial ownership. Also includes 170,899 shares individually owned by Mr. Kaufman. Excludes 15,000 shares subject to options held by Mr. Kaufman which will not be exercisable within 60 days of March 8, 1996. Mr. Kaufman is the sole general partner of MK Global Management, which is the sole general partner of MK Global Ventures, which is the sole general partner of MK GVS Fund. Mr. Kaufman is a general partner of MK GVD Management, which is the sole general partner of MK GVD Fund.

(4) Includes 112,434 shares held by Pioneer III, L.P., 114,210 shares held by Pioneer IV, L.P., 20,000 shares owned by Asen and Co. f/b/o SDFJ, Inc., 4,000 shares owned by an individual to whom Mr. R. Scott Asen, a Director of the Company, provides certain advisory services and 7,000 shares held by the IRA of an individual to whom Mr. Asen provides certain advisory services, all of such shares as to which Mr. Asen disclaims beneficial ownership. Also includes 325,966 shares individually owned by Mr. Asen and 45,000 shares subject to options held by Mr. Asen that are exercisable within 60 days of March 8, 1996. Excludes 5,000 shares subject to options which will not be exercisable within 60 days of March 8, 1996. Mr. Asen and James G. Niven are the two general partners of Pioneer III, L.P. and Pioneer IV, L.P. They may therefore be deemed to be the beneficial owners of shares held by such entities. No entity or individual associated with Pioneer III, L.P. or Pioneer IV, L.P. beneficially owns in excess of 5% of the shares of Common Stock of the Company outstanding on such date, except for Mr. Asen who owns 5.3% including options exercisable within 60 days of March 8, 1996.

(5) Includes 193,178 shares subject to options held by Mr. Lucchese exercisable within 60 days following March 8, 1996. Also includes 1,106 shares held by an immediate family member of Mr. Lucchese. Excludes 308,627 shares subject to options held by Mr. Lucchese which will not be exercisable within 60 days of March 8, 1996.

(6) Includes 10,000 shares subject to options held by Mr. Levison which will be exercisable within 60 days of March 8, 1996. Excludes 30,000 shares subject to options granted to Mr. Levison which will not be exercisable within 60 days of March 8, 1996.

(7) Includes 27,087 shares subject to options held by Mr. Cambray exercisable within 60 days following March 8, 1996. Excludes 37,086 shares subject to options held by Mr. Cambray which will not be exercisable within 60 days of March 8, 1996.


(8) Includes 32,435 shares subject to options held by Mr. Connolly exercisable within 60 days of March 8, 1996. Excludes 54,056 shares subject to options held by Mr. Connolly which will not be exercisable within 60 days of March 8, 1996.

(9) Includes 66,875 shares subject to options held by Mr. Mitchell exercisable within 60 days following March 8, 1996. Also includes 143 shares held by an immediate family member of Mr. Mitchell, as to which Mr. Mitchell disclaims beneficial ownership. Excludes 89,375 shares subject to options held by Mr. Mitchell which will not be exercisable within 60 days of March 8, 1996.

(10) Includes 38,922 shares subject to options held by Mr. Smith exercisable within 60 days following March 8, 1996. Excludes 64,867 shares subject to options held by Mr. Smith which will not be exercisable within 60 days of March 8, 1996.

(11) Includes 480,023 shares subject to options held by officers and Directors which are exercisable within 60 days of March 8, 1996. Also includes shares held by entities associated with Messrs. Asen and Kaufman as described in footnotes 3 and 4. Excludes 681,510 shares subject to options held by officers and Directors which will not be exercisable within 60 days of March 8, 1996.

                                  PROPOSAL I
                            ELECTION OF DIRECTORS

         The directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors shall have been elected and shall have qualified. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director or for all directors will be voted (unless one or more nominees are unable to serve) for fixing the number of directors for the ensuing year at four and for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Board of Directors met four times, and took actions by written consent once, during the fiscal year ended December 31, 1995. The Audit Committee of the Board of Directors, of which R. Scott Asen, Michael D. Kaufman and Walter J. Levison are members, oversees the accounting and tax functions of the Company, including matters relating to the appointment and activities of the Company's independent auditors. The Audit Committee met once during the year ended December 31, 1995. The Compensation Committee of the Board of Directors, of which R. Scott Asen, Michael D. Kaufman and Walter J. Levison are members, reviews and makes recommendations concerning executive compensation. The Compensation Committee took action by written consent four times during the year ended December 31, 1995. The Board of Directors does not currently have a standing nominating committee. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of all Committees on which he serves.

                           OCCUPATIONS OF DIRECTORS

         The following table sets forth the nominees for Director, their ages as of the Record Date and their present positions with the Company.

Name                                           Age                       Position
----                                           ---                       --------
Alphonse M. Lucchese                           60           Chairman of the Board of Directors,
                                                           President and Chief Executive Officer
Michael D. Kaufman (1)(2)                      54                        Director
Walter J. Levison (1)(2)                       77                        Director
R. Scott Asen (1)(2)                           51                        Director

-------------------
(1)      Member of Compensation Committee
(2)      Member of Audit Committee


         The By-Laws of the Company provide that the Board of Directors shall be elected annually. Officers are elected by, and serve at the discretion of, the Board of Directors.

         Mr. Lucchese has served as President and Chief Executive Officer of the Company since July 1, 1994 and has served as a Director and Chairman of the Board of the Directors since August 9, 1994. Prior to his employment with the Company, Mr. Lucchese was President and Chief Executive Officer of Iris Graphics, Inc., a computer graphics hardware company, from 1987 until 1994. Mr. Lucchese is currently a director of Computer Telephone Corporation.

         Mr. Kaufman has been a Director of the Company since 1982. From 1981 to 1987, he was employed by Oak Management Corporation, which provides management and advisory services to Oak Investment Partners II, L.P. ("Oak II") and Oak Investment Partners III, L.P. ("Oak III"). From June 1981 to September 1986, Mr. Kaufman served as a general partner of Oak II and Oak III. Mr. Kaufman is currently serving as the managing general partner of MK Global Ventures, an investment company, which is a stockholder of the Company. Mr. Kaufman currently serves as a director of Document Technologies, Inc., DISC, Inc., Proxim, Inc., Hypermedia Communications, Inc. and Asante Technologies, Inc.

         Mr. Levison has been a Director of the Company since June 1994. Mr. Levison has been a general partner of the Aegis Venture Funds, a group of limited partnerships, since 1982. Mr. Levison formerly served as a director of Chipcom Corporation and Scitex Corporation, and currently serves as a director of D.M. Management Company.

         Mr. Asen has been a Director of the Company since April 1992. Mr. Asen has been President of Asen & Co., Inc., an investment management firm, since 1983. He is also a general partner of Pioneer Associates, L.P., Pioneer III, L.P. and Pioneer IV, L.P., each a venture capital fund. Mr. Asen currently serves as a director of Biomagnetic Technologies, Inc.

DIRECTOR COMPENSATION

         All Non-employee Directors are compensated at a rate of $1,000 per meeting attended, plus normal travel expenses incurred in connection with attendance at such meetings. All Non-employee Directors are also compensated on an annual basis at the rate of $8,000. Non-employee Directors are also entitled to receive stock options pursuant to the 1988 Non-employee Director Stock Option Plan (the "1988 Plan").

                      COMPENSATION AND OTHER INFORMATION
                      CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION

         The following table shows compensation information with respect to services rendered to the Company in all capacities during the years ended
December 31, 1995, 1994 and 1993 for (i) the individual who served as the Chief
Executive Officer as of December 31, 1995 and (ii) the other four most highly compensated executive officers of the Company (collectively with the Chief
Executive Officer, the "Named Officers"):

                                                    SUMMARY COMPENSATION TABLE
                                                                            Long Term
                                           Annual Compensation (1)       Compensation (2)
                                           -----------------------      ------------------
                                                                              Awards
                                                                        ------------------
                                                                            Securities          All Other
Name and                                                                    Underlying        Compensation
Principal Position            Year        Salary($)    Bonus($)(3)       Options/SARs (#)         ($)
----------------------------  ----        ---------    ------------     ------------------    ------------
Alphonse M. Lucchese (4)....  1995         265,008      224,190                     0           1,515 (9)
   Chairman, President and    1994         131,734      202,500 (8)           501,805           1,343 (9)
   Chief Executive Officer..  1993               0            0                     0               0

James F. Mitchell...........  1995         159,000       56,048                     0               0
   Senior Vice President      1994         149,133       22,000               150,000               0
   and Chief Technical        1993         140,016            0                     0          45,407 (10)
   Officer

Douglas W. Smith (5)........  1995         130,672       92,122                     0               0
   Vice President - Sales     1994          42,000       25,200               103,789               0
   and Marketing              1993               0            0                     0               0

John J. Connolly (6)........  1995         126,250       44,502                     0               0
   Vice President -           1994          50,000       12,000                86,491               0
   Finance and Chief          1993               0            0                     0               0
   Financial Officer

John E. Cambray (7).........  1995         122,000       34,404                     0               0
   Vice President -           1994         117,121            0                50,000               0
   Development                1993         106,988            0                10,000               0

--------------------

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(2) The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long term incentive plan payouts during the fiscal years ended December 31, 1995, 1994 and 1993.

(3) Indicates bonus payments earned by the Named Officers in the year indicated, for services rendered in such year, some of which were paid in the next subsequent year.

(4) Mr. Lucchese was elected President and Chief Executive Officer effective July 1, 1994. Mr. Lucchese was elected Chairman of the Board of Directors on August 9, 1994.

(5) Mr. Smith was elected Vice President - Sales and Marketing effective September 1, 1994.

(6) Mr. Connolly was elected Vice President - Finance and Chief Financial Officer effective August 1, 1994.

(7)    Mr. Cambray was elected Vice President - Development in November 1993.

(8) Includes: (i) a signing bonus of $112,500; and (ii) a performance based bonus of $90,000.

(9)    Consists of life insurance premiums paid by the Company.

(10) Consists of forgiveness of obligations under advances made in a previous year.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

         The Company did not grant any stock options or stock appreciation rights to any of the Named Officers during the fiscal year ended December 31, 1995.

OPTION EXERCISES AND YEAR-END VALUES

         Shown below is information with respect to options to purchase the Company's Common Stock granted to the Named Officers under the Company's stock option plans, including the number of unexercised options outstanding at December 31, 1995 and the value of such unexercised in-the money options at December 31, 1995.

                                                OPTION VALUES AT DECEMBER 31, 1995
                                                            Number of Unexercised            Value of Unexercised
                          Shares                                 Options at                      In-the-money
                         Acquired                             December 31, 1995                   Options at
                            on              Value                  (#)(1)                  December 31, 1995 ($)(2)
Name                    Exercise(#)      Realized($)     Exercisable   Unexercisable     Exercisable     Unexercisable
----                    -----------      -----------     -----------   -------------     -----------     -------------
Alphonse M. Lucchese              0                0         180,452         321,353    1,679,011.50      2,974,507.80
James F. Mitchell            40,000       238,750.00          66,750         110,000      527,906.25        867,500.00
John E. Cambray              16,519       114,219.81          22,500          41,673      156,835.93        293,005.24
John J. Connolly                  0                0          21,623          64,868      199,842.62        599,519.50
Douglas W. Smith                  0                0          25,948          77,841      243,262.50        729,759.37

-----------------------

(1) Options granted to the Named Officers become fully vested immediately prior to the merger, consolidation, liquidation or sale of substantially all of the assets of the Company and terminate immediately after the effective date of such merger, consolidation, liquidation or sale.

(2) Value is based on the difference between the option exercise price and the fair market value of the Company's Common Stock on December 31, 1995 ($11.875 per share, the last reported sales price of the Company's Common Stock on the Nasdaq National Market System on December 29, 1995) multiplied by the number of shares underlying the option.

                                      7

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's executive compensation program is administered by the three member Compensation Committee of the Board of Directors (the "Compensation Committee"). The three members of the Compensation Committee are non-employee Directors. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of the Chief Executive Officer, and together with the Chief Executive Officer, establishes the compensation of the other executive officers of the Company.

         Under the supervision of the Compensation Committee, the Company developed and implemented the 1995 Management Compensation Plan for the Chief Executive Officer and certain of the executive officers of the Company (the "Plan"). The Plan is designed to reward executive officers whose performance yields improvement in corporate operating results, market share and shareholder value. The ultimate goal of the Plan is to align the interests of management with those of the stockholders. Compensation under the Plan is comprised of cash compensation in the form of annual base salary, incentive compensation in the form of performance-based cash bonuses, and long-term incentive compensation in the form of stock options.

         In setting cash compensation levels for executive officers (including the Chief Executive Officer), the Compensation Committee takes into account such factors as: (i) the Company's past financial performance and future expectations, (ii) the general and industry-specific business environment, (iii) annual performance goals and (iv) corporate and individual performance. The base salaries are established at levels comparable to the amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies located in the northeastern United States of similar size and engaged in a similar business to that of the Company.

         Incentive compensation in the form of performance-based bonuses for the Chief Executive Officer and the Company's other executive officers is based upon management's success in meeting the Company's financial and strategic goals. Target levels of revenue and net income were set at the time the Plan was established, and bonuses were allocated to the Chief Executive Officer and certain other executive officers contingent upon the achievement of the target levels. In addition, based on the Company's exceeding both target revenues and target net income, the Compensation Committee determined that it was appropriate to award discretionary bonuses to certain executive officers in the same proportion as bonuses were allocated under the plan.

         Incentive compensation in the form of stock options is designed to provide long term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with the Company and to enable optionees to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock. The Compensation Committee grants stock options to the Company's executive officers in consideration of the strategic goals and direction of the Company. The 1986 Plan, administered by the Board of Directors, is the vehicle for the granting of stock options.

         The 1986 Plan permits the Board of Directors to grant stock options to eligible employees, including executive officers. In 1995, the Board of Directors granted stock options to various employees and granted 10,000 options to Philip Tolman, Treasurer, but did not make any grants to any of the Named Officers. Options become exercisable in increments over time, contingent upon continued employment. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock at any particular point in time.

         The Company also maintains the 1991 Employee Stock Purchase Plan (the "Stock Purchase Plan") in which all executives may participate on the same terms as non-executive employees who meet applicable eligibility criteria. The Stock Purchase Plan provides for the sale of shares of the Company's Common Stock to full-time employees of the Company pursuant to nontransferable options at less than fair market value. Employees who own 5% or more of the Common Stock of the Company and non-employee directors are not eligible to participate in the Stock Purchase Plan. As of the date hereof, 24,009 shares of Common Stock have been issued under the Stock Purchase Plan.

         The Revenue Reconciliation Act of 1993 generally limits the Company's ability to deduct for federal income tax purposes compensation in excess of $1,000,000 per executive for the Chief Executive Officer and four additional executive officers who are highest paid and employed at year end, except to the extent such excess constitutes performance-based compensation. The policy of the Board of Directors and the Compensation Committee is to qualify future compensation arrangements to ensure deductibility, except in those cases where the Board of Directors determines it is advantageous to use an alternative approach.

         The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs implemented and administered have contributed and will continue to contribute towards achieving this goal.

This report has been submitted by the members of the Compensation Committee:

                                R. Scott Asen

                              Michael D. Kaufman

                              Walter J. Levison


                              PERFORMANCE GRAPH

         The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock for the five fiscal years ended December 31, 1995, with the cumulative total return on (i) the Nasdaq Market Value Index, (ii) a broad peer group index prepared by Media General consisting of Nasdaq listed companies grouped under SIC Code 366, Communications Equipment (the "Discontinued Peer Group") and (iii) a broad peer group index prepared by Media General consisting of Nasdaq listed companies grouped under SIC Code 7373, Computer Integrated Systems Design (the "Current Peer Group"). There has been a gradual change in the business activity of the Company and as a result, (i) SIC Code 366, the Company's original classification, no longer accurately describes the business of the Company, and
(ii) a comparison of the Company's performance with that of the Discontinued Peer Group is not meaningful. The Company has determined that SIC Code 7373 is the most applicable classification of the Company's current business, and has decided to include the Current Peer Group for comparison purposes in this and future proxy statements. The comparison assumes $100 was invested on December 31, 1990 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.


             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG DAVOX CORPORATION,
         NASDAQ MARKET INDEX, CURRENT PEER GROUP INDEX AND DISCONTINUED PEER GROUP INDEX
                                                         Fiscal Year Ending
Company                        1990       1991        1992        1993       1994        1995

Davox Corporation              100        97.30       97.30      216.22     232.43      513.51

Nasdaq Market Index            100       128.38      129.64      155.50     163.26      211.77

Current Peer Group             100       154.86      169.63      188.84     180.66      291.33

Discontinued Peer Group        100       117.83      141.32      202.01     228.85      255.45


                            SEVERANCE ARRANGEMENTS

         Pursuant to the terms of Mr. Lucchese's 1994 Executive Compensation Plan, if Mr. Lucchese is terminated without cause he will receive 12 monthly severance payments totaling the greater of (i) Mr. Lucchese's annual base salary in the year of termination; or (ii) Mr. Lucchese's prior year base salary plus any bonus earned in the prior year.

         Pursuant to the terms of Mr. Mitchell's 1994 Executive Compensation Plan, the Company shall continue Mr. Mitchell's base salary and medical benefits for a period of 12 months if Mr. Mitchell is terminated due to an economic layoff, a downsizing that eliminates his position or a reorganization that would require Mr. Mitchell to relocate.

         Pursuant to the terms of the 1994 Executive Compensation Plan for John
J. Connolly, Vice President Finance and Chief Financial Officer, the Company shall continue Mr. Connolly's base salary and medical benefits for a period of 6 months if Mr. Connolly is terminated due to an economic layoff, a downsizing that eliminates his position or a reorganization of the finance department that would require Mr. Connolly to relocate.

         Pursuant to the terms of the Severance Agreement with Edward D. Kay, Vice President Customer Service, the Company shall continue Mr. Kay's base salary and medical benefits for a period of 6 months if Mr. Kay is terminated due to an economic layoff, a downsizing that eliminates his position or a reorganization of the customer service department that would require Mr. Kay to relocate.

         Pursuant to the terms of the 1994 Executive Compensation Plan for Douglas W. Smith, Vice President Sales and Marketing, the Company shall continue Mr. Smith's base salary and medical benefits for a period of 6 months if Mr. Smith is terminated due to an economic layoff, a downsizing that eliminates his position or a reorganization of the sales department that would require Mr. Smith to relocate.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has adopted a policy that all transactions between the Company and its officers, directors, principal stockholders and their affiliates be on terms no less favorable to the Company than could be obtained from unrelated third parties and that any loans by the Company to officers, directors, principal stockholders and their affiliates must be approved by a majority of the outside independent and disinterested directors. Mr. Paul Lucchese, Esq., son of Mr. Alphonse M. Lucchese, is a member of the Company's legal staff and received $65,554 in compensation during the fiscal year ended December 31, 1995.

                             SECTION 16 REPORTING

         Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based solely on its review of the copies of such filings received by it with respect to 1995, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in 1995 with the following exception: Edward D. Kay filed one late Form 3 reporting initial ownership of securities.

                                 PROPOSAL II
                       PROPOSAL TO AMEND THE 1986 PLAN

         The 1986 Plan was adopted by the Company's Board of Directors and approved by the Company's stockholders in September 1986. A maximum of 1,114,286 shares of Common Stock were originally reserved for issuance under the 1986 Plan upon the exercise of options or in connection with awards of stock of the Company ("Awards") or the opportunity to make direct stock purchases of shares of the Company ("Purchases"). In 1994, the Company's stockholders approved amendments to the 1986 Plan (i) to increase the number of shares authorized for issuance pursuant to the 1986 Plan by 1,000,000 to 2,114,286 and (ii) to qualify options granted under the 1986 Plan as performance-based compensation under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and thereby preserve certain tax benefits for the Company. This year, the Board of Directors has approved and recommended to the stockholders that they approve an amendment to increase the number of shares authorized for issuance pursuant to the 1986 Plan by 350,000 shares to 2,464,286 shares.

         The Company's management relies on stock options as essential parts of the compensation packages necessary for the Company to attract and retain experienced officers and employees. The Board of Directors of the Company believes that the proposed increase in the number of shares available under the 1986 Plan is essential to permit the Company's management to continue to provide long-term, equity-based incentives to present and future key employees.

         The Company has not at the time of this Proxy Statement determined who will receive options to purchase the remaining shares of Common Stock that will be authorized for issuance under the Plan, if the proposed amendment is approved.

Description of the 1986 Plan
----------------------------

         The purpose of the 1986 Plan is to provide incentives to officers and other employees of the Company by providing them with opportunities to purchase stock of the Company.

         Under the 1986 Plan, employees and officers of the Company may be awarded incentive stock options ("ISO" or "ISOs"), as defined in Section 422(b) of the Code, and directors, officers, employees and consultants of the Company may be granted (i) options which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"), (ii) Awards, and (iii) Purchases. ISOs, Non-Qualified Options, Awards and Purchases are sometimes collectively referred to as "Stock Rights" and ISOs and Non-Qualified Options are sometimes collectively referred to as "Options."

         The 1986 Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company. As amended, the 1986 Plan requires that it be administered by a Compensation Committee comprised of, to the extent required by applicable regulations under Section 162(m) of the Code, two or more outside directors, as defined in applicable regulations thereunder. The Compensation Committee is currently comprised of three outside directors, Michael D. Kaufman, R. Scott Asen and Walter J. Levison. Subject to the terms of the 1986 Plan, the Committee has the authority to determine the persons to whom Stock Rights are granted, the number of shares covered by each Stock Right, the exercise price per share and other terms and provisions governing the Stock Rights, including restrictions, if any, applicable to the shares of Common Stock issuable upon exercise of Stock Rights.

         Stock Rights may be granted under the 1986 Plan at any time prior to September 18, 1996. The exercise price per share of Non-Qualified Options granted, and the purchase price per share of stock granted in any Award or authorized as a Purchase, under the 1986 Plan cannot be less than the lesser of
(i) the book value per share of Common Stock as of the end of the fiscal year of the Company immediately preceding the date of such grant, or (ii) 50 percent of the fair market value per share of Common Stock on the date of such grant. The exercise price per share of ISOs cannot be less than the fair market value of the Common Stock on the date of grant (or, in the case of ISOs granted to employees holding more than 10% of the voting stock of the Company, 110% of the fair market value of the Common Stock on the date of grant). The 1986 Plan provides that each option shall expire on the date specified by the Committee, but not more than ten years from its date of grant in the case of ISOs, and five years in the case of ISOs granted to an employee or officer holding more than ten percent of the voting stock of the Company.

         Each Option granted under the 1986 Plan may either be fully exercisable at the time of grant or may become exercisable in such installments as the Committee may specify. Each Option may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable. The Committee has the right to accelerate the date of exercise of any installment of any option (subject to the $100,000 per year limitation on the fair market value of stock subject to ISOs granted to any employee which first become exercisable in any calendar year).

         Payment of the exercise price of an option granted under the 1986 Plan may be made in cash or by check or, if authorized by the Committee in its discretion in writing at the time of grant, in full or in part by a personal recourse, interest bearing note, or by tendering shares of Common Stock of the Company having fair market value equal as of the date of the exercise to the cash exercise price of the Option.

         The 1986 Plan limits to 500,000 shares the number of shares of Common Stock that any employee may acquire under the 1986 Plan in any one calendar year.

         The 1986 Plan restricts the Company's ability to grant discount options (options with an exercise price below the fair market value on the date of grant) unless either certain performance-based compensation requirements are satisfied (such as objective performance goals are properly established by the Compensation Committee and approved by the stockholders) or the Committee with respect to a particular grant determines that such grant will not comply with the requirements for performance-based compensation.

         Only the optionee may exercise an option; no assignments or transfers of options are permitted except by will or by the laws of descent and distribution.

         If an ISO optionee ceases to be employed by the Company other than by reason of death or retirement, no further installments of his or her ISOs will become exercisable, and vested ISOs shall terminate after the passage of 30 days from the date of termination of employment (but no later than their specified expiration dates), except to the extent that such ISOs shall have been converted into Non-Qualified Options. If an ISO optionee retires, no further ISOs will become exercisable, and the ISOs shall terminate after the passage of 90 days from the date of retirement (but no later than their specified expiration dates), except to the extent that such ISOs shall have been converted into Non-Qualified Options. If an optionee dies, any ISO held by the optionee may be exercised, to the extent exercisable on the date of disability or death, by the optionee or the optionee's estate, personal representative or beneficiary, at any time within 180 days from the date of the optionee's disability or death (but not later than the specified expiration date of the ISO). Non-Qualified Options are subject to such termination and cancellation provisions as may be determined by the Committee.

         Option holders are protected against dilution in the event of a stock dividend, recapitalization, stock split, merger or similar transaction. The Board of Directors may from time to time adopt amendments to the 1986 Plan, certain of which are subject to stockholder approval, and may terminate the 1986 Plan, at any time (although such action shall not affect options previously granted). Any shares subject to an option granted under the 1986 Plan, which for any reason expire or terminate unexercised, may again be available for future option grants. Unless terminated sooner, the 1986 Plan will terminate on September 17, 1996.

Federal Tax Considerations
--------------------------

         The following general rules are applicable under current federal income tax law to ISOs under the 1986 Plan:

         1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no federal income tax deduction is allowed to the Company upon either grant or exercise of an ISO.

         2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years following the date the option was granted or (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise (the "Holding Periods"), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

         3. If shares acquired upon exercise of an ISO are disposed of before the expiration of one or both of the requisite Holding Periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

         4. In any year that an optionee recognizes compensation income on a Disqualifying Disposition of stock acquired by exercising an ISO, the Company generally should be entitled to a corresponding deduction for federal income tax purposes.

         5. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain.

         6. Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.

         7. An optionee may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.

         8. In addition to the tax consequences described above, the exercise of ISOs may result in a further "minimum tax" under the Code. The Code provides that an "alternative minimum tax" (at a maximum rate of 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

         The following general rules are applicable under current federal income tax law to Non-Qualified Options under the 1986 Plan:

         1. The optionee generally does not realize any taxable income upon the grant of a Non-Qualified Option, and the Company is not allowed a federal income tax deduction by reason of such grant.

         2. The optionee generally will recognize ordinary compensation income at the time of exercise of the Non-Qualified Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount.

         3. When the optionee sells the shares acquired through the exercise of a Non-Qualified Option, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the stock (generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

         4. The Company generally should be entitled to a federal income tax deduction when compensation income is recognized by the optionee.

         5. An optionee may be entitled to exercise a Non-Qualified Option by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionee exercises a Non-Qualified Option in such fashion, special rules will apply.

         Under current federal income tax law, persons receiving Common Stock pursuant to an award of stock or a grant of an opportunity to purchase stock will generally recognize ordinary compensation income equal to the fair market value of the shares received, reduced by any purchase price paid. The Company should generally be entitled to a corresponding federal income tax deduction. When such Common Stock is sold, the seller generally will recognize capital gain or loss. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

         This amendment requires approval by an affirmative vote of the holders of a majority of the Company's stock present, or represented, and voting at the Annual Meeting. See "Voting Procedures."

         The Board of Directors recommends a vote FOR Proposal II to amend the Company's 1986 Plan to increase to 2,464,286 the number of shares authorized for issuance thereunder.

                                 PROPOSAL III
                    RATIFICATION OF SELECTION OF AUDITORS

         The Board of Directors has selected the firm of Arthur Andersen, LLP independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 1996. Arthur Andersen, LLP has served as the Company's auditors since fiscal year ended December 31, 1983. It is expected that a member of the firm will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The Board of Directors recommends a vote FOR the ratification of this selection.

                            STOCKHOLDER PROPOSALS

         Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must be received at the Company's principal executive offices not later than November 14, 1996. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

                          EXPENSES AND SOLICITATION

         The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

--------------------------------------------------------------------------------

                              DAVOX CORPORATION
            PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Alphonse M. Lucchese and James F. Mitchell and each or either of them, proxies with full power of substitution to vote all shares of stock of Davox Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, April 18, 1996, at 10:00 a.m. at the offices of the Company, 6 Technology Park Drive, Westford, Massachusetts, and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated March 15, 1996, a copy of which has been received by the undersigned. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE
WITH YOUR INDICATED DIRECTIONS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

                                                                  -----------
                        (TO BE SIGNED ON REVERSE SIDE)            SEE REVERSE
                                                                     SIDE
                                                                  -----------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

/X/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

                        FOR       WITHHELD       Nominees:  A.M. Lucchese
1.  To fix the num-     / /         / /                     M.D. Kaufman
    ber of directors                                        W.J. Levison
    constituting the                                        R.S. Asen
    Board of Directors
    at four and to elect a Board of Directors for the ensuing year.

INSTRUCTIONS: To withhold for a specific nominee, write that nominee's name on the space provided.

-------------------------------------------------------

                                              FOR    AGAINST  ABSTAIN
2.  Approval of proposal to increase the      / /      / /      / /
    number of shares available for issuance
    under the Company's 1986 Stock Plan.

3.  To ratify the selection of the firm of    / /      / /      / /
    Arthur Andersen LLP as auditors for the
    Company for the fiscal year ending
    December 31, 1996







SIGNATURE(S)                                             Dated:             1996
            ------------------- -------------------------      -------------
                                SIGNATURE IF HELD JOINTLY

Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------